REGULATORY MATTERS

Investigations and settlements

As part of various investigations by a
number of federal, state, and foreign
regulators and governmental entities,
including the Securities and Exchange
Commission ("SEC"), the California
Attorney General's Office ("CAGO"), and
the National Association of Securities
Dealers, Inc. ("NASD"), relating to
certain practices in the mutual fund
industry, including late trading, market timing and marketing support payments to securities dealers who sell fund shares, Franklin Resources, Inc. and certain of its subsidiaries (as used in this section, together, the "Company"), as well as certain current or former executives and employees of the Company, provided documents and information in response to subpoenas and/or requests for documents, information and/or testimony. Beginning in August 2004, the Company entered into settlements with certain of the regulators and a governmental entity investigating the mutual fund industry practices noted above. The Company believes that settlement of each of the matters is in the best interest of the Company and shareholders of the Franklin, Templeton, and Mutual Series mutual funds (the
"funds").

Two of the settlement agreements, those
with the SEC and the CAGO concerning
marketing support payments, provide that the distribution of settlement monies are to be made to the relevant funds, not to individual shareholders. The CAGO has approved the distribution plan pertaining to the distribution of the monies owed under the CAGO settlement agreement and, in accordance with the terms and conditions of that settlement, the monies were disbursed to the participating funds. The Trust did not participate in the CAGO settlement. The
SEC has not yet approved the
distribution plan pertaining to the SEC
settlement. When approved, disbursements of settlement monies under the SEC's settlement will be made promptly in accordance with the terms and conditions of that order.

Other Legal Proceedings

On April 12, 2005, the Attorney General
of West Virginia filed a complaint in
the Circuit Court of Marshall County,
West Virginia against a number of
companies engaged in the mutual fund
industry, including Franklin Resources,
Inc. and its subsidiary, Franklin
Advisers, Inc., and certain other
parties alleging violations of the West
Virginia Consumer Credit and Protection
Act and seeking, among other things,
civil penalties and attorneys' fees and
costs. To the extent applicable to the
Company, the complaint arises from
activity that occurred in 2001 and
duplicates, in whole or in part, the
allegations asserted in the February 4,
2004 Massachusetts Administrative
Complaint concerning one instance of
market timing (the "Administrative
Complaint") and the SEC's findings
regarding market timing in its August 2, 2004 Order (the "SEC Order"), both of which matters were previously reported.

The Trust, in addition to the Company
and other funds, and certain current and former officers, employees, and directors have been named in multiple lawsuits in different courts alleging violations of various federal securities laws and seeking, among other relief, monetary damages, restitution, removal of fund trustees, directors, advisers, administrators, and distributors, rescission of management contracts and
12b-1 plans, and/or attorneys' fees and
costs. Specifically, the lawsuits claim
breach of duty with respect to alleged
arrangements to permit market timing
and/or late trading activity, or breach
of duty with respect to the valuation of the portfolio securities of certain
Templeton funds managed by Franklin
Resources, Inc. subsidiaries, resulting
in alleged market timing activity. The
majority of these lawsuits duplicate, in whole or in part, the allegations asserted in the Administrative Complaint and the SEC's findings regarding market timing in the SEC Order. The lawsuits are styled as class actions, or derivative actions on behalf of either the named funds or Franklin Resources, Inc.

In addition, the Company, as well as
certain current and former officers,
employees, and directors, have been
named in multiple lawsuits alleging
violations of various securities laws
and pendent state law claims relating to the disclosure of marketing support payments and/or payment of allegedly excessive commissions and/or advisory or distribution fees, and seeking, among other relief, monetary damages, restitution, rescission of advisory contracts, including recovery of all fees paid pursuant to those contracts, an accounting of all monies paid to the named advisers, declaratory relief, injunctive relief, and/or attorneys' fees and costs. These lawsuits are styled as class actions or derivative actions brought on behalf of the Trust/Fund(s) and other funds.

The Company and fund management strongly believe that the claims made in each of the lawsuits described above are without merit and intends to defend against them vigorously. The Company cannot predict with certainty the eventual outcome of these lawsuits, nor whether they will have a material negative impact on the Company. Public trust and confidence are critical to the Company's business and any material loss of investor and/or client confidence could result in a significant decline in assets under management by the Company, which would have an adverse effect on future financial results. If it is determined that the Company bears responsibility for any unlawful or inappropriate conduct that caused losses to the Trust, it is committed to making the Trust or its shareholders whole, as appropriate.
The Company is committed to taking all
appropriate actions to protect the
interests of its funds' shareholders.